EXHIBIT J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 21, 2009 on the financial statements of Wisconsin Capital Funds, Inc., comprising the Plumb Balanced Fund and the Plumb Equity Fund as of March 31, 2009 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Wisconsin Capital Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
July 27, 2009